Exhibit 12.1

NATIONAL CITY CORPORATION

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(UNAUDITED)

	Three Months Ended
	March 31,				Year Ended December 31,

(Dollars in Thousands)	2005		2004		2004		2003		2002		2001		2000

COMPUTATION EXCLUDING PREFERRED STOCK DIVIDENDS
Income before income tax expense	$734,369		$1,067,477		$4,077,940		$3,237,466		$2,168,801		$2,166,501		$1,971,892
Interest on nondeposit interest bearing liabilities	281,240		136,766		697,204		738,085		762,163		1,198,172		1,671,187
Portion of rental expense deemed representative of interest	20,941		9,414		40,592		37,116		37,544		35,281		34,825

Total income for computation excluding interest on deposits	1,036,550		1,213,657		4,815,736		4,012,667		2,968,508		3,399,954		3,677,904
Interest on deposits	312,702		188,545		896,131		891,731		1,148,378		1,777,731		1,937,034

Total income for computation including interest on deposits	$1,349,252		$1,402,202		$5,711,867		$4,904,398		$4,116,886		$5,177,685		$5,614,938

Fixed charges excluding interest on deposits	$302,181		$146,180		$737,796		$775,201		$799,707		$1,233,453		$1,706,012

Fixed charges including interest on deposits	$614,883		$334,725		$1,633,927		$1,666,932		$1,948,085		$3,011,184		$3,643,046

Ratio excluding interest on deposits	3.43	x	8.30	x	6.53	x	5.18	x	3.71	x	2.76	x	2.16	x
Ratio including interest on deposits	2.19	x	4.19	x	3.50	x	2.94	x	2.11	x	1.72	x	1.54	x

COMPUTATION INCLUDING PREFERRED STOCK DIVIDENDS:
Total income for computation excluding interest on deposits	$1,036,550		$1,213,657		$4,815,736		$4,012,667		$2,968,508		$3,399,954		$3,677,904

Total income for computation including interest on deposits	$1,349,252		$1,402,202		$5,711,867		$4,904,398		$4,116,886		$5,177,685		$5,614,938

Fixed charges excluding interest on deposits and preferred stock dividends	$302,181		$146,180		$737,796		$775,201		$799,707		$1,233,453		$1,706,012
Pretax preferred stock dividends	596		—		1,209		—		32		1,563		2,065

Fixed charges including preferred stock dividends, excluding interest on deposits	302,777		146,180		739,005		775,201		799,739		1,235,016		1,708,077
Interest on deposits	312,702		188,545		896,131		891,731		1,148,378		1,777,731		1,937,034

Fixed charges including interest on deposits and preferred stock dividends	$615,479		$334,725		$1,635,136		$1,666,932		$1,948,117		$3,012,747		$3,645,111

Ratio excluding interest on deposits	3.42	x	8.30	x	6.52	x	5.18	x	3.71	x	2.75	x	2.15	x
Ratio including interest on deposits	2.19	x	4.19	x	3.49	x	2.94	x	2.11	x	1.72	x	1.54	x

COMPONENTS OF FIXED CHARGES:
Interest:
Interest on deposits	$312,702		$188,545		$896,131		$891,731		$1,148,378		$1,777,731		$1,937,034
Interest on nondeposit interest bearing liabilities	281,240		136,766		697,204		738,085		762,163		1,198,172		1,671,187

Total interest charges	$593,942		$325,311		$1,593,335		$1,629,816		$1,910,541		$2,975,903		$3,608,221

Rental Expense:
Building rental expense	$63,457		$28,527		$123,005		$112,474		$113,769		$106,911		$105,529
Portion of rental expense deemed representative of interest	20,941		9,414		40,592		37,116		37,544		35,281		34,825
Preferred Stock Charge:
Preferred stock dividends	393		—		786		—		21		1,016		1,342
Pretax preferred dividends	596		—		1,209		—		32		1,563		2,065